Exhibit 23

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-8, No. 333-76847),

•	Registration Statement (Form S-8, No. 333-83998),

•	Registration Statement (Form S-8, No. 333-124685),

•	Registration Statement (Form S-8, No. 333-150690), and

•	Registration Statement (Form S-3, No. 333-161732);

of our reports dated February 24, 2015, with respect to the consolidated financial statements and schedule of Trex Company, Inc. and the effectiveness of internal control over financial reporting of Trex Company, Inc. included in this Annual Report (Form 10-K) of Trex Company, Inc. for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Richmond, Virginia

February 24, 2015